                                                                     EXHIBIT d.5


                NUVEEN TAX-ADVANTAGED TOTAL RETURN STRATEGY FUND

                               MOODY'S GUIDELINES

         Below is set forth for its Nuveen Tax-Advantaged Total Return Strategy Fund (the "Fund") the Moody's Guidelines, as defined in the Indenture and Supplemental Indenture (collectively the "Indenture"). Capitalized terms not defined herein shall have the same meanings as defined in the Indenture. Moody's may amend, alter or change these Moody's Guidelines, in its sole discretion, provided however, that Moody's provide any such amendments, alterations or changes to the Fund in writing.

1. CERTAIN OTHER RESTRICTIONS.

         For so long as any shares of FundNotes are Outstanding and Moody's is then rating the shares of FundNotes, the Fund will not, unless it has received written confirmation from Moody's (if Moody's is then rating FundNotes), that any such action would not impair the rating then assigned by such rating agency to a Series of FundNotes, engage in any one or more of the following transactions:

                  a. write unsecured put or uncovered call options on portfolio securities;

                  b. issue additional shares or series of FundNotes or any class or series of shares ranking prior to or on a parity with FundNotes with respect to the payment of dividends or the distribution of assets upon dissolution, liquidation or winding up of the Fund, or reissue any shares of FundNotes Series F previously purchased or redeemed by the Fund;

                  c. engage in any short sales of securities;

                  d. lend portfolio securities; or

                  e. merge or consolidate into or with any other corporation.

2. COMPLIANCE PROCEDURES FOR ASSET MAINTENANCE TESTS.

                  a. The Fund shall deliver to Moody's (if Moody's is then rating FundNotes), a certificate which sets forth a determination of items
(i)-(iii) of paragraph (a) of Section 2.09 of the Indenture (a "FundNotes Basic Maintenance Certificate") as of (A) the Date of Original Issue, (B) the last Valuation Date of each month, (C) any date requested by any rating agency, (D) a Business Day on or before any Asset Coverage Cure Date relating to the Fund's cure of a failure to meet the FundNotes Basic Maintenance Amount test, (E) any day that Common Shares, Preferred Shares or FundNotes, are redeemed and (F) any day the Eligible Assets have an aggregate discounted value less than or equal to 115% of the FundNotes Basic Maintenance Amount. Such FundNotes Basic Maintenance Certificate shall be delivered in the case of clause (i)(A) above on or before the seventh Business Day following the Date of Original Issue and in the case of all other clauses above on or before the seventh Business Day after the relevant Valuation Date or Asset Coverage Cure Date.

                  b. The Fund shall deliver to Moody's (if Moody's is then rating FundNotes), a certificate with respect to the calculation of the 1940 Act FundNotes Asset Coverage and the value of the portfolio holdings of the Fund (a "1940 Act FundNotes Asset Coverage Certificate") (i) as of the Date of Original Issue, and (ii) as of (A) the last Valuation Date of each quarter thereafter, and (B) as of the Business Day on or before the Asset Coverage Cure Date relating to the failure to satisfy the 1940 Act FundNotes Asset Coverage. Such 1940 Act FundNotes Asset Coverage Certificate shall be delivered in the case of clause (i) above on or before the seventh Business Day following the Date of Original Issue and in the case of clause (ii) above on or before the seventh Business Day after the relevant Valuation Date or the Asset Coverage Cure Date. The certificates of (a) and (b) of this Section may be combined into a single certificate.

                  c. Within ten Business Days of the Date of Original Issue, the Fund shall deliver to the Auction Agent and Moody's (if Moody's is then rating FundNotes), a letter prepared by the Fund's independent accountants (an "Accountant's Certificate") regarding the accuracy of the calculations made by the Fund in the FundNotes Basic Maintenance Certificate and the 1940 Act FundNotes Asset Coverage Certificate required to be delivered by the Fund as of the Date of Original Issue. Within ten Business Days after the last Valuation Date of each fiscal year of the Fund on which a FundNotes Basic Maintenance Certificate is required to be delivered, the Fund will deliver to the Auction Agent and Moody's (if Moody's is then rating FundNotes), an Accountant's Certificate regarding the accuracy of the calculations made by the Fund in such FundNotes Basic Maintenance Certificate. Within ten Business Days after the last Valuation Date of each fiscal year of the Fund on which a 1940 Act FundNotes Asset Coverage Certificate is required to be delivered, the Fund will deliver to the Auction Agent and Moody's (if Moody's is then rating FundNotes), an Accountant's Certificate regarding the accuracy of the calculations made by the Fund in such 1940 Act FundNotes Asset Coverage Certificate. In addition, the Fund will deliver to the relevant persons specified in the preceding sentence an Accountant's Certificate regarding the accuracy of the calculations made by the Fund on each FundNotes Basic Maintenance Certificate and 1940 Act FundNotes Asset Coverage Certificate delivered pursuant to clause (iv) of paragraph (a) or clause (ii)(B) of paragraph (b) of as the case may be, within ten days after the relevant Asset Coverage Cure Date. If an Accountant's Certificate delivered with respect to an Asset Coverage Cure Date shows an error was made in the Fund's report with respect to such Asset Coverage Cure Date, the calculation or determination made by the Fund's independent accountants will be conclusive and binding on the Fund with respect to such reports. If any other Accountant's Certificate shows that an error was made in any such report, the calculation or determination made by the Fund's independent accountants will be conclusive and binding on the Fund; provided, however, any errors shown in the Accountant's Certificate filed on a quarterly basis shall not be deemed to be a failure to maintain the FundNotes Basic Maintenance Amount on any prior Valuation Dates.

                  d. The Accountant's Certificates referred to in paragraph (c) will confirm, based upon the independent accountant's review, (i) the mathematical accuracy of the calculations reflected in the related FundNotes Basic Maintenance Amount and 1940 Act FundNotes Asset Coverage Certificates, as the case may be, and (ii) that the Fund determined whether the Fund had, at such Valuation Date, Eligible Assets with an aggregate Discounted Value at least equal to the Basic Maintenance Amount in accordance with the Statement.

3. DEFINITIONS.

                  a. "APPROVED PRICE" means the "fair value" as determined by the Fund in accordance with the valuation procedures adopted from time to time by the Board of Trustees of the Fund and for which the Fund receives a mark-to-market price (which, for the purpose of clarity, shall not mean Market Value) from an independent source at least semi-annually.

                  b. "BANK LOANS" means direct purchases of, assignments of, participations in and other interests in (a) any bank loan or (b) any loan made by an investment bank, investment fund or other financial institution, provided that such loan under this clause (b) is similar to those typically made, syndicated, purchased or participated by a commercial bank or institutional loan investor in the ordinary course of business.

                  c. "FUNDNOTES BASIC MAINTENANCE AMOUNT" as of any Valuation Date means the dollar amount equal to

                           (i) the sum of (A) the aggregate principal amount of Outstanding FundNotes on such date (and redemption premium, if any) per share; (B) the aggregate amount of dividends that will have accumulated at the Applicable Rate (whether or not earned or declared) to and including the first Dividend Payment Date for each Outstanding FundNotes that follows such Valuation Date (or to the 30th day after such Valuation Date, if such 30th day occurs before the first following Dividend Payment Date); (C) the amount of anticipated Fund non-interest expenses for the 90 days subsequent to such Valuation Date; (D) the amount of the current outstanding balances of any indebtedness which is senior to the FundNotes plus interest actually accrued together with 30 days additional interest on the current outstanding balances calculated at the current rate; and (E) any current liabilities, payable during the 30 days subsequent to such Valuation Date, including, without limitation, indebtedness due within one year and any redemption premium due with respect to FundNotes for which a Notice of Redemption has been given, as of such Valuation Date, to the extent not reflected in any of
         (i)(A) through (i)(D); less

                           (ii) the sum of any cash plus the value of any of the Fund's assets irrevocably deposited by the fund for the payment of any
         (i)(B) through (i)(E) ("value," for purposes of this clause (ii), means the Discounted Value of the security, except that if the security matures prior to the relevant redemption payment date and is either fully guaranteed by the U.S. Government or is rated at least P-1 by Moody's, it will be valued at its face value).

                  d. "MOODY'S DISCOUNT FACTOR" means, for purposes of determining the Discounted Value of any Moody's Eligible Asset, the percentage determined as follows. In addition to the reporting required above in Section 2 above, the Fund must notify Moody's if the portfolio coverage ratio of the Discounted Value of Moody's Eligible Assets to liabilities is less than 115%. Computation of the FundNotes Basic Maintenance Amount test requires the use of the diversification table under Section 3e. below prior to applying the Moody's Discount Factors noted below and after identifying Moody's Eligible Assets. The Moody's Discount Factor for any Moody's Eligible Asset, other than the securities set forth below, will be the percentage provided in writing by Moody's.

                           (i) Corporate debt securities: The percentage determined by reference to the rating on such asset with reference to the remaining term to maturity of such asset, in accordance with the table set forth below (non convertibles).

                                                                       MOODY'S RATING CATEGORY
                                                  ------------------------------------------------------------------
      TERM TO MATURITY OF CORPORATE DEBT
                  SECURITY(1)                      AAA       AA        A       BAA       BA        B       UNRATED(2)
--------------------------------------------      -----     -----    -----    -----     -----    -----     ----------
1 year or less..............................       109%      112%     115%     118%      137%     150%        250%
2 years or less (but longer than 1 year)....       115       118      122      125       146      160         250
3 years or less (but longer than 2 years)...       120       123      127      131       153      168         250
4 years or less (but longer than 3 years)...       126       129      133      138       161      176         250
5 years or less (but longer than 4 years)...       132       135      139      144       168      185         250
7 years or less (but longer than 5 years)...       139       143      147      152       179      197         250
10 years or less (but longer than 7 years)..       145       150      155      160       189      208         250
15 years or less (but longer than 10 years).       150       155      160      165       196      216         250
20 years or less (but longer than 15 years).       150       155      160      165       196      228         250
30 years or less (but longer than 20 years).       150       155      160      165       196      229         250
Greater than 30 years.......................       165       173      181      189       205      240         250

------------------
(1) The Moody's Discount Factors above for corporate debt securities shall also be applied to any interest rate swap or cap, in which case the rating of the counterparty shall determine the appropriate rating category.

(2) Unless conclusions regarding liquidity risk as well as estimates of both the probability and severity of default for the Corporation's assets can be derived from other sources, securities rated below B by Moody's and unrated securities, which are securities rated by neither Moody's, S&P nor Fitch, are limited to 10% of Moody's Eligible Assets. If a corporate debt security is unrated by Moody's, S&P or Fitch, the Fund will use the percentage set forth under "Unrated" in this table. Ratings assigned by S&P or Fitch are generally accepted by Moody's at face value. However, adjustments to face value may be made to particular categories of credits for which the S&P and/or Fitch rating does not seem to approximate a Moody's rating equivalent. Split rated securities assigned by S&P and Fitch will be accepted at the lower of the two ratings.

                           For corporate debt securities that do not pay interest in U.S. dollars, the fund sponsor will contact Moody's to obtain the applicable currency conversion rates.

                           (ii) Preferred stock: The Moody's Discount Factor for taxable preferred stock shall be:


                           Aaa                        150%
                           Aa                         155%
                           A                          160%
                           Baa                        165%
                           Ba                         196%
                           B                          216%
                         < B or Not Rated             250%

                           Preferred stock whose dividends are eligible for the dividends received deduction under the Code ("DRD") will be assigned a different Moody's Discount Factor. Investment grade DRDs will be given a 165% Moody's Discount Factor and non-investment grade DRDs will receive a 216% Moody's Discount Factor.

         (iii)    Common stock:


   COMMON STOCKS                  UTILITY          INDUSTRIAL        FINANCIAL
----------------------         -------------      ------------      -----------
7 week exposure period              170%              264%             241%


         (iv)     Convertible securities (including convertible preferreds):

                                                         MOODY'S DISCOUNT FACTORS(1)
                               -------------------------------------------------------------------------------
      RATINGS(2)               UTILITY             INDUSTRIAL            FINANCIAL              TRANSPORTATION
--------------------           -------             ----------            ---------              --------------
Aaa.................            162%                  256%                  233%                     250%
Aa..................            167%                  261%                  238%                     265%
A...................            172%                  266%                  243%                     275%
Baa.................            188%                  282%                  259%                     285%
Ba..................            195%                  290%                  265%                     290%
B...................            199%                  293%                  270%                     295%
NR..................            300%                  300%                  300%                     300%

------------------
(1)     Discount factors are for 7-week exposure period.
(2) Unless conclusions regarding liquidity risk as well as estimates of both the probability and severity of default for the corporation's assets can be derived from other sources, securities rated below B by Moody's and unrated securities, which are securities rated by neither Moody's, S&P nor Fitch, are limited to 10% of Moody's Eligible Assets. If a convertible corporate debt security is unrated by Moody's, S&P or Fitch, the Fund will use the percentage set forth under "NR" in this table. Ratings assigned by S&P or Fitch are generally accepted by Moody's at face value. However, adjustments to face value may be made to particular categories of credits for which the S&P and/or Fitch rating does not seem to approximate a Moody's rating equivalent. Split rated securities assigned by S&P and Fitch will be accepted at the lower of the two ratings.

         Upon conversion to common stock, the discount factors applicable to common stock in (iii) above will apply.

                           (v) Common Stock, Preferred Stock and Corporate Debt Securities of REITs:

                           (A) For corporate debt securities of REITs, apply the Moody's Discount Factors in (i) above.

                           (B) For common stock and preferred stock of REITs, the Moody's Discount Factor shall be the percentage specified in the table set forth below:

                                                                                             MOODYS DISCOUNT
                                                                                                 FACTOR
                                                                                             ---------------
        common stock of REITs..................................................                   154%
        preferred stock of REITs
           with a Moody's S&P or Fitch rating (including a Senior Implied                         154%
              Rating):.........................................................
           without a Moody's S&P or Fitch rating (including a Senior Implied                      208%
              Rating):.........................................................


                           (C) Notwithstanding the above, a Moody's Discount Factor of 250% will be applied: (1) to those assets in a single NAREIT industry category/sector which exceed 30% of Moody's Eligible Assets but are not greater than 35% of Moody's Eligible Assets; (2) if dividends on such securities have not been paid consistently (either quarterly or annually) over the previous three years, or for such shorter time period that such securities have been outstanding; or (3) if the market capitalization (including common stock and preferred stock) of an issuer is below $500 million.

                           (vi) Short-Term Instruments: The Moody's Discount Factor applied to short-term portfolio securities, including without limitation corporate debt securities and Short Term Money Market Instruments will be (A) 100%, so long as such portfolio securities mature or have a demand feature at par exercisable within the Moody's Exposure Period; (B) 115%, so long as such portfolio securities do not mature within the Moody's Exposure Period or have a demand feature at par not exercisable within the Moody's Exposure Period; and (C) 125%, if such securities are not rated by Moody's, so long as such portfolio securities are rated at least A-1+/AA or SP-1+/AA by S&P and mature or have a demand feature at par exercisable within the Moody's Exposure Period. A Moody's Discount Factor of 100% will be applied to cash.

                           (vii) U.S. Government Securities and U.S. Treasury
         Strips:

                                                                   U.S. GOVERNMENT
                                                                 SECURITIES DISCOUNT         U.S. TREASURY STRIPS
                REMAINING TERM TO MATURITY                             FACTOR                   DISCOUNT FACTOR
-------------------------------------------------------         ---------------------       ----------------------
1 year or less.........................................                  107%                         107 %
2 years or less (but longer than 1 year)...............                  113                          115
3 years or less (but longer than 2 years)..............                  118                          121
4 years or less (but longer than 3 years)..............                  123                          128
5 years or less (but longer than 4 years)..............                  128                          135
7 years or less (but longer than 5 years)..............                  135                          147
10 years or less (but longer than 7 years).............                  141                          163
15 years or less (but longer than 10 years)............                  146                          191
20 years or less (but longer than 15 years)............                  154                          218
30 years or less (but longer than 20 years)............                  154                          244

                           (viii) Sovereign debt securities: The Moody's Discount Factor for sovereign debt securities of qualified sovereign nations shall be 250% if such obligation is denominated in U.S. dollars or Euros. If the obligation is denominated in a currency other than U.S. dollars or Euros, the Moody's Discount Factor above will be adjusted by a factor as determined in writing by Moody's.

                           (ix) Rule 144A Securities: The Moody's Discount Factor applied to Rule 144A Securities for Rule 144A Securities whose terms include rights to registration under the Securities Act within one year and Rule 144A Securities which do not have registration rights within one year will be 120% and 130%, respectively, of the Moody's Discount Factor which would apply were the securities registered under the Securities Act.

                           (x) Bank Loans: The Moody's Discount Factor applied to senior Bank Loans ("Senior Loans") shall be the percentage specified in accordance with the table set forth below (or such lower percentage as Moody's may approve in writing from time to time):

         MOODY'S RATING CATEGORY
-----------------------------------------------------
                                                                                                     CAA AND BELOW
                                                                                                       (INCLUDING
                                                                                                     DISTRESSED AND
           TYPE OF LOAN                   AAA-A             BAA AND BA(1)            B(1)             UNRATED)(1)
---------------------------------       --------            -------------           -----            --------------
Senior Loans greater than                 118%                   136%                149%                 250%
$250 MM
non-Senior Loans greater                  128%                   146%                159%                 250%
than $250 MM
loans less than $250 MM                   138%                   156%                169%                 270%

------------------
(1) If a Senior Loan is not rated by any of Moody's, S&P or Fitch Ratings, the Fund will use the applicable percentage set forth under the column entitled "Caa and below (including distressed and unrated)" in the table above. Ratings assigned the S&P and/or Fitch are generally accepted by Moody's at face value. However, adjustments to face value may be made to particular categories of securities for which the ratings by S&P and/or Fitch do not seem to approximate a Moody's rating equivalent. Split rated securities assigned by S&P and Fitch (i.e., these rating agencies assign different rating categories to the security) will be accepted at the lower of the two ratings; provided however, that, in a situation where a security is rated "B" (or equivalent) by a given rating agency and rated "Caa" (or equivalent) by another rating agency, the Fund will use the applicable percentage set forth under the column entitled "B" in the table above.

                  e. "MOODY'S ELIGIBLE ASSETS" means:

                           (i) cash (including interest and dividends due on assets rated (A) Baa3 or higher by Moody's if the payment date is within five Business Days of the Valuation Date, (B) A2 or higher if the payment date is within thirty days of the Valuation Date, and (C) A1 or higher if the payment date is within the Moody's Exposure Period) and receivables for Moody's Eligible Assets sold if the receivable is due within five Business Days of the Valuation Date, and if the trades which generated such receivables are (A) settled through clearing house firms or (B) (1) with counterparties having a Moody's long-term debt rating of at least Baa3 or (2) with counterparties having a Moody's Short Term Money Market Instrument rating of at least P-1;

                           (ii) Short Term Money Market Instruments so long as
         (A) such securities are rated at least P-1, (B) in the case of demand deposits, time deposits and overnight funds, the supporting entity is rated at least A2, or (C) in all other cases, the supporting entity (1) is rated A2 and the security matures within one month, (2) is rated A1 and the security matures within three months or (3) is rated at least Aa3 and the security matures within six months; provided, however, that for purposes of this definition, such instruments (other than commercial paper rated by S&P and not rated by Moody's) need not meet any otherwise applicable S&P rating criteria;

                           (iii) U.S. Government Securities and U.S. Treasury Strips;

                           (iv) Rule 144A Securities;

                           (v) Senior Loans and other Bank Loans approved by Moody's;

                           (vi) corporate debt securities if (A) such securities are rated B3or higher by Moody's; (B) such securities provide for the periodic payment of interest in cash in U.S. dollars or euros, except that such securities that do not pay interest in U.S. dollars or euros shall be considered Moody's Eligible Assets if they are rated by Moody's or S&P or Fitch; (C) for securities which provide for conversion or exchange into equity capital at some time over their lives, the issuer must be rated at least B3 by Moody's and the discount factor will be 250%; (D) for debt securities rated Ba1 and below, no more than 10% of the original amount of such issue may constitute Moody's Eligible Assets; (E) such securities have been registered under the Securities Act of 1933, as amended ("Securities Act") or are restricted as to resale under federal securities laws but are eligible for resale pursuant to Rule 144A under the Securities Act as determined by the Fund's investment manager or portfolio manager acting pursuant to procedures approved by the Board of Trustees, except that such securities that are not subject to U.S. federal securities laws shall be considered Moody's Eligible Assets if they are publicly traded; and
         (F) such securities are not subject to extended settlement.

                           Notwithstanding the foregoing limitations, (x) corporate debt securities not rated at least B3 by Moody's or not rated by Moody's shall be considered to be Moody's Eligible Assets only to the extent the Market Value of such corporate debt securities does not exceed 10% of the aggregate Market Value of all Moody's Eligible Assets; provided, however, that if the Market Value of such corporate debt securities exceeds 10% of the aggregate Market Value of all Moody's Eligible Assets, a portion of such corporate debt securities (selected by the Fund) shall not be considered Moody's Eligible Assets, so that the Market Value of such corporate debt securities (excluding such portion) does not exceed 10% of the aggregate Market Value of all Moody's Eligible Assets; and (y) corporate debt securities rated by neither Moody's nor S&P nor Fitch shall be considered to be Moody's Eligible Assets only to the extent such securities are issued by entities which (i) have not filed for bankruptcy within the past three years, (ii) are current on all principal and interest in their fixed income obligations, (iii) are current on all preferred stock dividends, and (iv) possess a current, unqualified auditor's report without qualified, explanatory language.

                           (vii) preferred stocks if (A) dividends on such preferred stock are cumulative, or if non-cumulative the Discount Factor should be amplified by a factor of 1.10 x Moody's listed Discount Factor (B) such securities provide for the periodic payment of dividends thereon in cash in U.S. dollars or euros and do not provide for conversion or exchange into, or have warrants attached entitling the holder to receive, equity capital at any time over the respective lives of such securities, (C) the issuer of such a preferred stock has common stock listed on either the New York Stock Exchange or the American Stock Exchange, (D) if such security consists of $1,000 par bonds that tend to trade over-the-counter, (E) the issuer of such a preferred stock has a senior debt rating from Moody's of Baa1 or higher or a preferred stock rating from Moody's of Baa3 or higher and (F) such preferred stock has paid consistent cash dividends in U.S. dollars or euros over the last three years or has a minimum rating of A1 (if the issuer of such preferred stock has other preferred issues outstanding that have been paying dividends consistently for the last three years, then a preferred stock without such a dividend history would also be eligible). In addition, the preferred stocks must have the diversification requirements set forth in the table below and the preferred stock issue must be greater than $50 million;

                           (viii) common stocks (i) which (A) are traded on a nationally recognized stock exchange or in the over-the-counter market,
         (B) if cash dividend paying, pay cash dividends in US dollars and (C) may be sold without restriction by the Fund; provided, however, that
         (y) common stock which, while a Moody's Eligible Asset owned by the Fund, ceases paying any regular cash dividend will no longer be considered a Moody's Eligible Asset until 71 days after the date of the announcement of such cessation, unless the issuer of the common stock has senior debt securities rated at least A3 by Moody's and (z) the aggregate Market Value of the Fund's holdings of the common stock of any issuer in excess of 4% in the case of utility common stock and 6% in the case of non-utility common stock of the aggregate Market Value of the Fund's holdings shall not be Moody's Eligible Assets, (ii) which are securities denominated in any currency other than the US dollar or securities of issuers formed under the laws of jurisdictions other than the United States, its states and the District of Columbia for which there are dollar-denominated American Depository Receipts ("ADRs") or their equivalents which are traded in the United States on exchanges or over-the-counter and are issued by banks formed under the laws of the United States, its states or the District of Columbia or (iii) which are securities of issuers formed under the laws of jurisdictions other than the United States (and in existence for at least five years) for which no ADRs are traded; provided, however, that the aggregate Market Value of the Fund's holdings of securities denominated in currencies other than the US dollar and ADRs in excess of (A) 6% of the aggregate Market Value of the Outstanding shares of common stock of such issuer thereof or (B) 10% of the Market Value of the Fund's Moody's Eligible Assets with respect to issuers formed under the laws of any single such non-U.S. jurisdiction other than Australia, Belgium, Canada, Denmark, Finland, France, Germany, Ireland, Italy, Japan, the Netherlands, New Zealand, Norway, Spain, Sweden, Switzerland and the United Kingdom, shall not be a Moody's Eligible Asset;

                           (ix) sovereign debt securities. Debt securities of non-U.S. sovereign nations if they are obligations of qualified sovereign nations provided in writing by Moody's.

                           (x) interest rate swaps and caps if: (A) the aggregate notional amount of interest rate swaps and caps will not exceed the aggregate liquidation preference of outstanding Preferred Shares, including FundNotes, issued by the Fund; (B) the counterparties to interest rate swaps and caps will not have senior unsecured ratings which are below Moody's A3. In connection with interest rate swaps or caps , the Fund will provide to Moody's full disclosure of ISDA agreements with all companion credit annexes enumerating termination events along with terms of the interest rate swaps and caps shall be provided to Moody's within a reasonable time frame prior to entering into the interest rate swap or cap arrangement and all assignments and amendments will be disclosed by the Fund in writing to Moody's.

                           The FundNotes Basic Maintenance Certificate shall include the following information about each interest rate swap or cap held by the Fund: (A) term; (B) variation margin; (C) name of counterparty; and (D) termination value. The variation margin and termination value of interest rate swaps and caps will be factored into the FundNotes Basic Maintenance Amount test as follows: (A) the weekly variation margin of swap when positive will count as Moody's Eligible Assets and will be by discounted by the Moody's Discount Factor for corporate debt securities in C.(i) above based on the ratings of the interest rate swap and cap counterparties; (B) the weekly negative variation margin of an interest rate swap or cap will be deducted from aggregate Moody's Eligible Assets; (C) all segregated assets in connection with interest rate swaps and caps will not be considered Moody's Eligible Assets; (D) the market value of an interest rate swap or cap, when negative, will not count as a Moody's Eligible Asset; and
         (E) the termination value of an interest rate swap or cap will be deemed to be a current liability for purposes of calculating the FundNotes Basic Maintenance Amount.

                           (xi) financial contracts, as such term is defined in
         Section 3(c)(2)(B)(ii) of the Investment Company Act of 1940, as amended, not otherwise provided for in this definition but only upon receipt by the Fund of a letter from Moody's specifying any conditions on including such financial contract in Moody's Eligible Assets and assuring the Fund that including such financial contract in the manner so specified would not affect the credit rating assigned by Moody's to the FundNotes.

         Additionally, in order to merit consideration as an eligible asset, securities should be issued by entities which:

                                    (A) have not filed for bankruptcy with the
                  past years;

                                    (B) are current on all principle and
                  interest in their fixed income obligations;

                                    (C) are current on all preferred stock
                  dividends;

                                    (D) possess a current, unqualified auditor's
                  report without qualified, explanatory language.

         In addition, portfolio holdings (except common stock) as described above must be within the following diversification and issue size requirements in order to be included in Moody's Eligible Assets:

                                      MAXIMUM SINGLE               MAXIMUM SINGLE                MINIMUM ISSUE
          RATINGS(1)                   ISSUER(2)(3)                INDUSTRY(3)(4)            SIZE($ IN MILLION)(5)
---------------------------           --------------               --------------            --------------------
Aaa........................                   100 %                        100 %                       $100
Aa.........................                    20                           60                          100
A..........................                    10                           40                          100
Baa........................                     6                           20                          100
Ba.........................                     4                           12                           50(6)
B1-B2......................                     3                            8                           50(6)
B3 or below................                     2                            5                           50(6)

------------------
(1) Refers to the preferred stock and senior debt rating of the portfolio holding.
(2) Companies subject to common ownership of 25% or more are considered as one issuer.
(3) Percentages represent a portion of the aggregate Market Value of corporate debt securities.
(4) Industries are determined according to Moody's Industry Classifications, as defined herein.
(5) Except for preferred stock, which has a minimum issue size of $50 million.
(6) Portfolio holdings from issues ranging from $50 million to $100 million and are limited to 20% of the Fund's total assets.

         Portfolio holdings that are common stock as described above must be within the following diversification and issue size requirements in order to be included in Moody's Eligible Assets:

                                   MAXIMUM SINGLE ISSUER           MAXIMUM SINGLE                MAXIMUM SINGLE
      INDUSTRY CATEGORY                   (%)(1)                   INDUSTRY (%)(1)                STATE (%)(1)
---------------------------        ---------------------           ---------------           ---------------------
Utility                                      4                           50                          7(2)
Industrial                                   4                           45                            7
Financial                                    5                           40                            6
Other                                        6                           20                           N/A

------------------
(1) Percentages represent both a portion of the aggregate market value and the number of outstanding shares of the common stock portfolio.
(2) Utility companies operating in more than one state should be diversified according to the State of incorporation.

         Where the Fund sells an asset and agrees to repurchase such asset in the future, the Discounted Value of such asset will constitute a Moody's Eligible Asset and the amount the Fund is required to pay upon repurchase of such asset will count as a liability for the purposes of the Preferred Shares Basic Maintenance Amount. Where the Fund purchases an asset and agrees to sell it to a third party in the future, cash receivable by the Fund thereby will constitute a Moody's Eligible Asset if the long-term debt of such other party is rated at least A2 by Moody's and such agreement has a term of 30 days or less; otherwise the Discounted Value of such purchased asset will constitute a Moody's Eligible Asset. For the purposes of calculation of Moody's Eligible Assets, portfolio securities which have been called for redemption by the issuer thereof shall be valued at the lower of Market Value or the call price of such portfolio securities.

         Notwithstanding the foregoing, an asset will not be considered a Moody's Eligible Asset to the extent that it (i) has been irrevocably deposited for the payment of (i)(A) through (i)(E) under the definition of FundNotes Basic Maintenance Amount or to the extent it is subject to any liens, except for (A) liens which are being contested in good faith by appropriate proceedings and which Moody's has indicated to the Fund will not affect the status of such asset as a Moody's Eligible Asset, (B) liens for taxes that are not then due and payable or that can be paid thereafter without penalty, (C) liens to secure payment for services rendered or cash advanced to the Fund by its investment manager or portfolio manager, the Fund's custodian, transfer agent or registrar or the Auction Agent and (D) liens arising by virtue of any repurchase agreement, or (ii) has been segregated against obligations of the Fund in connection with an outstanding derivative transaction.

                  f. "MOODY'S EXPOSURE PERIOD" means the period commencing on a given Valuation Date and ending 49 days thereafter.

                  g. "MOODY'S HEDGING TRANSACTIONS" means purchases or sales of exchange-traded financial futures contracts based on any index approved by Moody's or Treasury Bonds, and purchases, writings or sales of exchange-traded put options on such financial futures contracts, any index approved by Moody's or Treasury Bonds, and purchases, writings or sales of exchange-traded call options on such financial futures contracts, any index approved by Moody's or Treasury Bonds, subject to the following limitations:

                           (i) the Fund will not engage in any Moody's Hedging Transaction based on any index approved by Moody's (other than transactions that terminate a future contract or option held by the Fund by the Fund's taking the opposite position thereto ("Closing Transaction")) that would cause the Fund at the time of such transaction to own or have sold:

                                    (A) Outstanding financial futures contracts
                  based on such index exceeding in number 10% of the average number of daily traded financial futures contracts based on such index in the 30 days preceding the time of effecting such transaction as reported by The Wall Street Journal; or

                                    (B) Outstanding financial futures contracts
                  based on any index approved by Moody's having a Market Value exceeding 50% of the Market Value of all portfolio securities of the Fund constituting Moody's Eligible Assets owned by the Fund;

                           (ii) The Fund will not engage in any Moody's Hedging Transaction based on Treasury Bonds (other than (Closing Transactions)) that would cause the Fund at the time of such transaction to own or have sold:

                                    (A) Outstanding financial futures contracts
                  based on Treasury Bonds with such contracts having an aggregate Market Value exceeding 20% of the aggregate Market Value of Moody's Eligible Assets owned by the Fund and rated Aa by Moody's (or, if not rated by Moody's but rated by S&P, rated AAA by S&P); or

                                    (B) Outstanding financial futures contracts
                  based on Treasury Bonds with such contracts having an aggregate Market Value exceeding 50% of the aggregate Market Value of all portfolio securities of the Fund constituting Moody's Eligible Assets owned by the Fund (other than Moody's Eligible Assets already subject to a Moody's Hedging Transaction) and rated Baa or A by Moody's (or, if not rated by Moody's but rated by S&P, rated A or AA by S&P);

                           (iii) The Fund will engage in (Closing Transaction) to close out any outstanding financial futures contract based on any index approved by Moody's if the amount of open interest in such index as reported by The Wall Street Journal is less than an amount to be mutually determined by Moody's and the Fund;

                           (iv) The Fund will engage in a (Closing Transaction) to close out any outstanding financial futures contract by no later than the fifth Business Day of the month in which such contract expires and will engage in a (Closing Transaction) to close out any outstanding option on a financial futures contract by no later than the first Business Day of the month in which such option expires;

                           (v) The Fund will engage in Moody's Hedging
         Transactions only with respect to financial futures contracts or options thereon having the next settlement date or the settlement date immediately thereafter;

                           (vi) The Fund (A) will not engage in options and futures transactions for leveraging or speculative purposes, except that an option or futures transaction shall not for these purposes be considered a leveraged position or speculative and (B) will not write any call options or sell any financial futures contracts for the purpose of hedging the anticipated purchase of an asset prior to completion of such purchase; and

                           (vii) The Fund will not enter into an option or futures transaction unless, after giving effect thereto, the Fund would continue to have Moody's Eligible Assets with an aggregate Discounted Value equal to or greater than the FundNotes Basic Maintenance Amount.

                  h. "MOODY'S INDUSTRY CLASSIFICATIONS" means, for the purposes of determining Moody's Eligible Assets, each of the following industry classifications (or such other classifications as Moody's may from time to time approve for application to the FundNotes).

                           (i) Aerospace and Defense: Major Contractor,
         Subsystems, Research, Aircraft Manufacturing, Arms, Ammunition.

                           (ii) Automobile: Automobile Equipment,
         Auto-Manufacturing, Auto Parts Manufacturing, Personal Use Trailers, Motor Homes, Dealers.

                           (iii) Banking: Bank Holding, Savings and Loans, Consumer Credit, Small Loan, Agency, Factoring, Receivables.

                           (iv) Beverage, Food and Tobacco: Beer and Ale, Distillers, Wines and Liquors, Distributors, Soft Drink Syrup, Bottlers, Bakery, Mill Sugar, Canned Foods, Corn Refiners, Dairy Products, Meat Products, Poultry Products, Snacks, Packaged Foods, Distributors, Candy, Gum, Seafood, Frozen Food, Cigarettes, Cigars, Leaf/Snuff, Vegetable Oil.

                           (v) Buildings and Real Estate: Brick, Cement, Climate Controls, Contracting, Engineering, Construction, Hardware, Forest Products (building-related only), Plumbing, Roofing, Wallboard, Real Estate, Real Estate Development, REITs, Land Development.

                           (vi) Chemicals, Plastics and Rubber: Chemicals (non-agricultural), Industrial Gases, Sulphur, Plastics, Plastic Products, Abrasives, Coatings, Paints, Varnish, Fabricating Containers.

                           (vii) Packaging and Glass: Glass, Fiberglass, Containers made of: Glass, Metal, Paper, Plastic, Wood or Fiberglass.

                           (viii) Personal and Non-Durable Consumer Products (Manufacturing Only): Soaps, Perfumes, Cosmetics, Toiletries, Cleaning Supplies, School Supplies.

                           (ix) Diversified/Conglomerate Manufacturing.

                           (x) Diversified/Conglomerate Service.

                           (xi) Diversified Natural Resources, Precious Metals and Minerals: Fabricating, Distribution.

                           (xii) Ecological: Pollution Control, Waste Removal, Waste Treatment and Waste Disposal.

                           (xiii) Electronics: Computer Hardware, Electric Equipment, Components, Controllers, Motors, Household Appliances, Information Service Communication Systems, Radios, TVs, Tape Machines, Speakers, Printers, Drivers, Technology.

                           (xiv) Finance: Investment Brokerage, Leasing, Syndication, Securities.

                           (xv) Farming and Agriculture: Livestock, Grains, Produce, Agriculture Chemicals, Agricultural Equipment, Fertilizers.

                           (xvi) Grocery: Grocery Stores, Convenience Food
         Stores.

                           (xvii) Healthcare, Education and Childcare: Ethical Drugs, Proprietary Drugs, Research, Health Care Centers, Nursing Homes, HMOs, Hospitals, Hospital Supplies, Medical Equipment.

                           (xviii) Home and Office Furnishings, Housewares, and Durable Consumer Products: Carpets, Floor Coverings, Furniture, Cooking, Ranges.

                           (xix) Hotels, Motels, Inns and Gaming.

                           (xx) Insurance: Life, Property and Casualty, Broker, Agent, Surety.

                           (xxi) Leisure, Amusement, Motion Pictures,
         Entertainment: Boating, Bowling, Billiards, Musical Instruments, Fishing, Photo Equipment, Records, Tapes, Sports, Outdoor Equipment (Camping), Tourism, Resorts, Games, Toy Manufacturing, Motion Picture Production Theaters, Motion Picture Distribution.

                           (xxii) Machinery (Non-Agricultural, Non-Construction, Non-Electronic): Industrial, Machine Tools, Steam Generators.

                           (xxiii) Mining, Steel, Iron and Non-Precious Metals:
         Coal, Copper, Lead, Uranium, Zinc, Aluminum, Stainless Steel, Integrated Steel, Ore Production, Refractories, Steel Mill Machinery, Mini-Mills, Fabricating, Distribution and Sales of the foregoing.

                           (xxiv) Oil and Gas: Crude Producer, Retailer, Well Supply, Service and Drilling.

                           (xxv) Printing, Publishing, and Broadcasting: Graphic Arts, Paper, Paper Products, Business Forms, Magazines, Books, Periodicals, Newspapers, Textbooks, Radio, T.V., Cable Broadcasting Equipment.

                           (xxvi) Cargo Transport: Rail, Shipping, Railroads, Rail-car Builders, Ship Builders, Containers, Container Builders, Parts, Overnight Mail, Trucking, Truck Manufacturing, Trailer Manufacturing, Air Cargo, Transport.

                           (xxvii) Retail Stores: Apparel, Toy, Variety, Drugs, Department, Mail Order Catalog, Showroom.

                           (xxviii) Telecommunications: Local, Long Distance, Independent, Telephone, Telegraph, Satellite, Equipment, Research, Cellular.

                           (xxix) Textiles and Leather: Producer, Synthetic Fiber, Apparel Manufacturer, Leather Shoes.

                           (xxx) Personal Transportation: Air, Bus, Rail, Car Rental.

                           (xxxi) Utilities: Electric, Water, Hydro Power, Gas.

                           (xxxii) Diversified Sovereigns: Semi-sovereigns, Canadian Provinces, Supra-national Agencies.

                           The Fund will use SIC codes in determining which industry classification is applicable to a particular investment in consultation with the Independent Accountant and Moody's, to the extent the Fund considers necessary.

                  i. "PERFORMING" means with respect to any asset, the issuer of such investment is not in default of any payment obligations in respect thereof.

                  j. "PRICING SERVICE" means any pricing service designated by the Board of Trustees of the Fund and approved by Fitch or Moody's, as applicable, for purposes of determining whether the Fund has Eligible Assets with an aggregate Discounted Value that equals or exceeds the FundNotes Basic Maintenance Amount.

                  k. "SENIOR IMPLIED RATING" is an NRSRO's opinion of a corporate family's ability to honor its financial obligations and is assigned by the NRSRO to a corporate family as if it had: a single class of debt; or a single consolidated legal entity structure.

                  l. "SHORT-TERM MONEY MARKET INSTRUMENT" means the following types of instruments if, on the date of purchase or other acquisition thereof by the Fund, the remaining term to maturity thereof is not in excess of 180 days:

                           (i) commercial paper rated A-1 if such commercial paper matures in 30 days or A-1+ if such commercial paper matures in over 30 days;

                           (ii) demand or time deposits in, and banker's acceptances and certificates of deposit of (A) a depository institution or trust company incorporated under the laws of the United States of America or any state thereof or the District of Columbia or (B) a United States branch office or agency of a foreign depository institution (provided that such branch office or agency is subject to banking regulation under the laws of the United States, any state thereof or the District of Columbia);

                           (iii) overnight funds;

                           (iv) U.S. Government Securities; and

                           (v) Eurodollar demand or time deposits in, or certificates of deposit of, the head office or the London branch office of a depository institution or trust company if the certificates of deposit, if any, and the long-term unsecured debt obligations (other than such obligations the ratings of which are based on the credit of a person or entity other than such depository institution or trust company) of such depository institution or Fund company that have (1) credit ratings on such Valuation Date of at least P-1 from Moody's and either F1+ from Fitch or A-1+ from S&P, in the case of commercial paper or certificates of deposit, and (2) credit ratings on each Valuation Date of at least Aa3 from Moody's and either AA- from Fitch or AA- from S&P, in the case of long-term unsecured debt obligations; provided, however, that in the case of any such investment that matures in no more than one Business Day from the date of purchase or other acquisition by the Fund, all of the foregoing requirements shall be applicable except that the required long-term unsecured debt credit rating of such depository institution or trust company from Moody's, Fitch and S&P shall be at least A2, A and A, respectively; and provided further, however, that the foregoing credit rating requirements shall be deemed to be met with respect to a depository institution or trust company if (1) such depository institution or trust company is the principal depository institution in a holding company system, (2) the certificates of deposit, if any, of such depository institution or Fund company are not rated on any Valuation Date below P-1 by Moody's, F1+ by Fitch or A-1+ by S&P and there is no long-term rating, and (3) the holding company shall meet all of the foregoing credit rating requirements (including the preceding proviso in the case of investments that mature in no more than one Business Day from the date of purchase or other acquisition by the Fund); and provided further, that the interest receivable by the Fund shall not be subject to any withholding or similar taxes.

                  m. "U.S. GOVERNMENT SECURITIES" mean securities that are direct obligations of, and obligations the timely payment of principal and interest on which is fully guaranteed by, the United States of America or any agency or instrumentality of the United States of America, the obligations of which are backed by the full faith and credit of the United States of America and in the form of conventional bills, bonds and notes.

                  n. "U.S. TREASURY SECURITIES" means direct obligations of the United States Treasury that are entitled to the full faith and credit of the United States.

                  o. "U.S. TREASURY STRIPS" means securities based on U.S. Treasury Securities created through the Separate Trading of Registered Interest and Principal of Securities program.

                NUVEEN TAX-ADVANTAGED TOTAL RETURN STRATEGY FUND

                                 S&P GUIDELINES

         Below is set forth for the Nuveen Tax-Advantaged Total Return Strategy Fund (the "Fund") the S&P Guidelines, as defined in the Indenture and Supplemental Indenture (collectively, the "Indenture"). Capitalized terms not defined herein shall have the same meanings as defined in the Indenture. S&P may amend, alter or change these S&P Guidelines, in its sole discretion, provided however, that S&P provide any such amendments, alterations or changes to the Fund in writing.

1. CERTAIN OTHER RESTRICTIONS.

         For so long as any shares of FundNotes are Outstanding and S&P is then rating the shares of FundNotes, the Fund will not, unless it has received written confirmation from S&P (if S&P is then rating the FundNotes) that any such action would not impair the rating then assigned by such rating agency to a Series of FundNotes, engage in any one or more of the following transactions:

                  a. write unsecured put or uncovered call options on portfolio securities;

                  b. issue additional shares or series of FundNotes or any class or series of shares ranking prior to or on a parity with FundNotes with respect to the payment of dividends or the distribution of assets upon dissolution, liquidation or winding up of the Fund, or reissue any shares of FundNotes Series F purchased or redeemed by the Fund;

                  c. engage in any short sales of securities;

                  d. lend portfolio securities; or

                  e. merge or consolidate into or with any other corporation.

2. COMPLIANCE PROCEDURES FOR ASSET MAINTENANCE TESTS.

                  a. The Fund shall deliver to S&P (if S&P is then rating FundNotes), a certificate which sets forth a determination of items (i)-(iii) of paragraph (a) of Section 12 of the Indenture (a "FundNotes Basic Maintenance Certificate") as of (A) the Date of Original Issue, (B) the last Valuation Date of each month, (C) any date requested by any rating agency, (D) a Business Day on or before any Asset Coverage Cure Date relating to the Fund's cure of a failure to meet the FundNotes Basic Maintenance Amount Test, (E) any day that Common Shares, Preferred Shares or FundNotes are redeemed and (F) any day the Eligible Assets have an aggregate discounted value less than or equal to 115% of the FundNotes Basic Maintenance Amount. Such FundNotes Basic Maintenance Certificate shall be delivered in the case of clause (i)(A) above on or before the seventh Business Day following the Date of Original Issue and in the case of all other clauses above on or before the seventh Business Day after the relevant Valuation Date or Asset Coverage Cure Date.

                  b. The Fund shall deliver to S&P (if S&P is then rating FundNotes) a certificate with respect to the calculation of the 1940 Act FundNotes Asset Coverage and the value of the portfolio holdings of the Fund (a "1940 Act FundNotes Asset Coverage Certificate") (i) as of the Date of Original Issue, and (ii) as of (A) the last Valuation Date of each quarter thereafter, and (B) as of the Business Day on or before the Asset Coverage Cure Date relating to the failure to satisfy the 1940 Act FundNotes Asset Coverage. Such 1940 Act FundNotes Asset Coverage Certificate shall be delivered in the case of clause (i) above on or before the seventh Business Day following the Date of Original Issue and in the case of clause (ii) above on or before the seventh Business Day after the relevant Valuation Date or the Asset Coverage Cure Date. The certificates of (a) and (b) of this Section may be combined into a single certificate.

                  c. Within ten Business Days of the Date of Original Issue, the Fund shall deliver to the Auction Agent and S&P (if S&P is then rating FundNotes) a letter prepared by the Fund's independent accountants (an "Accountant's Certificate") regarding the accuracy of the calculations made by the Fund in the FundNotes Basic Maintenance Certificate and the 1940 Act FundNotes Asset Coverage Certificate required to be delivered by the Fund as of the Date of Original Issue. Within ten Business Days after the last Valuation Date of each fiscal year of the Fund on which a FundNotes Basic Maintenance Certificate is required to be delivered, the Fund will deliver to the Auction Agent and S&P (if S&P is then rating the FundNotes) an Accountant's Certificate regarding the accuracy of the calculations made by the Fund in such FundNotes Basic Maintenance Certificate. Within ten Business Days after the last Valuation Date of each fiscal year of the Fund on which a 1940 Act FundNotes Asset Coverage Certificate is required to be delivered, the Fund will deliver to the Auction Agent and S&P (if S&P is then rating the FundNotes) an Accountant's Certificate regarding the accuracy of the calculations made by the Fund in such 1940 Act FundNotes Asset Coverage Certificate. In addition, the Fund will deliver to the relevant persons specified in the preceding sentence an Accountant's Certificate regarding the accuracy of the calculations made by the Fund on each FundNotes Basic Maintenance Certificate and 1940 Act FundNotes Asset Coverage Certificate delivered pursuant to clause (iv) of paragraph (a) or clause (ii)(B) of paragraph (b), as the case may be, within ten days after the relevant Asset Coverage Cure Date. If an Accountant's Certificate delivered with respect to an Asset Coverage Cure Date shows an error was made in the Fund's report with respect to such Asset Coverage Cure Date, the calculation or determination made by the Fund's independent accountants will be conclusive and binding on the Fund with respect to such reports. If any other Accountant's Certificate shows that an error was made in any such report, the calculation or determination made by the Fund's independent accountants will be conclusive and binding on the Fund; provided, however, any errors shown in the Accountant's Certificate filed on a quarterly basis shall not be deemed to be a failure to maintain the FundNotes Basic Maintenance Amount on any prior Valuation Dates.

                  d. The Accountant's Certificates referred to in paragraph (c) will confirm, based upon the independent accountant's review, (i) the mathematical accuracy of the calculations reflected in the related FundNotes Basic Maintenance Amount and 1940 Act FundNotes Asset Coverage Certificates, as the case may be, and (ii) that the Fund determined whether the Fund had, at such Valuation Date, Eligible Assets with an aggregate Discounted Value at least equal to the Basic Maintenance Amount in accordance with the Statement.

3. DEFINITIONS.

                  a. "APPROVED PRICE" means the "fair value" as determined by the Fund in accordance with the valuation procedures adopted from time to time by the Board of Trustees of the Fund and for which the Fund receives a mark-to-market price (which, for the purpose of clarity, shall not mean Market Value) from an independent source at least semi-annually.

                  b. "BANK LOANS" means direct purchases of, assignments of, participations in and other interests in (a) any bank loan or (b) any loan made by an investment bank, investment fund or other financial institution, provided that such loan under this clause (b) is similar to those typically made, syndicated, purchased or participated by a commercial bank or institutional loan investor in the ordinary course of business.

                  c. "FUNDNOTES BASIC MAINTENANCE AMOUNT" as of any Valuation Date means the dollar amount equal to

                           (i) the sum of (A) the aggregate principal amount of Outstanding FundNotes on such date (and redemption premium, if any) per share; (B) the aggregate amount of dividends that will have accumulated at the Applicable Rate (whether or not earned or declared) to and including the first Dividend Payment Date for each Outstanding FundNotes that follows such Valuation Date (or to the 30th day after such Valuation Date, if such 30th day occurs before the first following Dividend Payment Date); (C) the amount of anticipated Fund non-interest expenses for the 90 days subsequent to such Valuation Date; (D) the amount of the current outstanding balances of any indebtedness which is senior to the FundNotes plus interest actually accrued together with 30 days additional interest on the current outstanding balances calculated at the current rate; and (E) any current liabilities, payable during the 30 days subsequent to such Valuation Date, including, without limitation, indebtedness due within one year and any redemption premium due with respect to Preferred Shares for which a Notice of Redemption has been given, as of such Valuation Date, to the extent not reflected in any of (i)(A) through (i)(D); less

                           (ii) the sum of any cash plus the value of any of the Fund's assets irrevocably deposited by the fund for the payment of any
         (i)(B) through (i)(E) ("value," for purposes of this clause (ii), means the Discounted Value of the security, except that if the security matures prior to the relevant redemption payment date and is either fully guaranteed by the U.S. Government or is rated at least P-1 by Moody's, it will be valued at its face value).

                  d. "S&P DISCOUNT FACTOR" means:

                                                                             DISCOUNT
                                                                            FACTOR FOR
                     TYPE OF S&P ELIGIBLE ASSET                             AAA RATING
------------------------------------------------------------------------  --------------
Public Equity Common Stocks............................................      170.97%
DRD Eligible Preferred Stock with a senior or preferred stock rating
   of at least BBB.....................................................      245.00%
Non-DRD Eligible Preferred Stock with a senior or preferred stock
   rating of at least BBB..............................................      164.00%
DRD Eligible Preferred Stock with a senior or preferred stock rating
   below BBB...........................................................      250.78%
Non-DRD Eligible Preferred Stock with a senior or preferred stock
   rating below BBB-...................................................      169.68%
Un-rated DRD Eligible Preferred Stock..................................      255.78%
Un-rated Non-DRD Eligible Preferred Stock..............................      174.68%
Convertible bonds rated AAA to AAA-....................................      150.90%
Convertible bonds rated AA+ to AA-.....................................      157.58%
Convertible bonds rated A+ to A-.......................................      164.25%
Convertible bonds rated BBB+ to BBB-...................................      170.92%
Convertible bonds rated BB+ to BB-.....................................      177.60%
Convertible bonds rated B+ to B........................................      184.27%
Convertible bonds rated B-.............................................      184.27%
Convertible bonds rated CCC+...........................................      190.94%
Convertible bonds rated CCC............................................         205%
U.S. Short-Term Money Market Investments with maturities of 180 days
   or less.............................................................       104.5%
U.S. Short-Term Money Market Investments with maturities of between
   181 and 360 days....................................................       114.2%
U.S. Government Obligations (52 week Treasury Bills)...................      102.23%
U.S. Government Obligations (Two-Year Treasury Notes)..................      104.23%
U.S. Government Obligations (Five-Year Treasury Notes).................      110.27%
U.S. Government Obligations (Ten-Year Treasury Notes)..................      117.23%
U.S. Government Obligations (Thirty-Year Treasury Bonds)...............      130.38%
Agency Mortgage Collateral (Fixed 15-Year).............................       132.2%
Agency Mortgage Collateral (Fixed 30-Year).............................       134.9%
Agency Mortgage Collateral (ARM 1/1)...................................       124.2%
Agency Mortgage Collateral (ARM 3/1)...................................       124.7%
Agency Mortgage Collateral (ARM 5/1)...................................       125.2%
Agency Mortgage Collateral (ARM 10/1)..................................       125.4%
Bank Loans (S&P Loan Category A).......................................      117.79%
Bank Loans (S&P Loan Category B).......................................      125.47%
Bank Loans (S&P Loan Category C).......................................      154.08%
Bank Loans (S&P Loan Category D).......................................      178.25%
Corporate Bonds rated at least AAA.....................................         110%
Corporate Bonds rated at least AA+.....................................         111%
Corporate Bonds rated at least AA......................................         113%
Corporate Bonds rated at least AA-.....................................         115%
Corporate Bonds rated at least A+......................................         116%

                                                                             DISCOUNT
                                                                            FACTOR FOR
                     TYPE OF S&P ELIGIBLE ASSET                             AAA RATING
------------------------------------------------------------------------  --------------
Corporate Bonds rated at least A.......................................         117%
Corporate Bonds rated at least A-......................................         118%
Corporate Bonds rated at least BBB+....................................         120%
Corporate Bonds rated at least BBB.....................................         122%
Corporate Bonds rated at least BBB-....................................         124%
Corporate Bonds rated at least BB+.....................................         129%
Corporate Bonds rated at least BB......................................         135%
Corporate Bonds rated at least BB-.....................................         142%
Corporate Bonds rated at least B+......................................         156%
Corporate Bonds rated at least B.......................................         169%
Corporate Bonds rated at least B-......................................         184%
Corporate Bonds rated at least CCC+....................................         202%
Corporate Bonds rated at least CCC.....................................         252%
Corporate Bonds rated at least CCC-....................................         350%
Cash and Cash Equivalents..............................................         100%
Municipal Bonds rated AAA..............................................       143.4%
Municipal Bonds rated AA...............................................       146.4%
Municipal Bonds rated A................................................       149.4%
Municipal Bonds rated BBB..............................................       152.4%
Municipal Bonds rated BB...............................................       175.1%
Municipal Bonds rated B................................................       195.1%
Municipal Bonds rated CCC..............................................       215.1%
Unrated Municipal Bonds................................................       220.0%
Common Stock of REITs and other real estate companies..................      149.51%
Mortgage Pass-Through Certificates 15-yr...............................       134.2%
Mortgage Pass-Through Certificates 30-yr...............................       136.9%
Mortgage Pass-Through Certificates 1/1.................................       128.1%
Mortgage Pass-Through Certificates 3/1.................................       128.5%
Mortgage Pass-Through Certificates 5/1.................................       129.0%
Mortgage Pass-Through Certificates 10/1................................       129.3%
Conventional/FHA/VA Mortgages and Whole Loans 15-year..................       136.4%
Conventional/FHA/VA Mortgages and Whole Loans 30-year..................       139.1%
Conventional/FHA/VA Mortgages and Whole Loans 1/1......................       132.3%
Conventional/FHA/VA Mortgages and Whole Loans 3/1......................       133.5%
Conventional/FHA/VA Mortgages and Whole Loans 5/1......................       133.3%
Conventional/FHA/VA Mortgages and Whole Loans 10/1.....................       133.5%
Collateralized Mortgage Obligations (WAL less than 5-years)............         135%
Collateralized Mortgage Obligations (WAL more than 5-years and more
   than 10-years)......................................................         145%
FHA-Insured Multifamily Loans..........................................         190%
ABS (Automobile loans and fixed-rate credit card receivables with
   WAL less than 5-years)..............................................         130%
ABS (Automobile loans and fixed-rate credit card receivables with
   WAL more than 5-yr and less than 10-years)..........................         140%
ABS (Floating-rate credit cards).......................................       114.2%

         Notwithstanding the foregoing, the S&P Discount Factor for short-term Municipal Obligations will be 115% so long as such Municipal Obligations are rated A-1 + or SP-1 + by S&P and mature or have a demand feature exercisable within 30 days or less, or 123% so long as such Municipal Obligations are rated A-1 or SP-1 by S&P and mature or have a demand feature exercisable in 30 days or less, or 125% if such Municipal Obligations are not rated by S&P but are rated equivalent to A-1+ or SP-1+ by another nationally recognized statistical rating organization, on a case by case basis; provided, however, that any such non-S&P rated short-term Municipal Obligations which have demand features exercisable within 30 days or less must be backed by a letter of credit, liquidity facility or guarantee from a bank or other financial institution with a short-term rating of at least A-l+ from S&P ; and further provided that such non-S&P rated short-term Municipal Obligations may comprise no more than 50% of short-term Municipal Obligations that qualify as S&P Eligible Assets; provided, however, that Municipal Obligations not rated by S&P but rated equivalent to BBB or lower by another nationally recognized statistical rating organization, rated BB+ or lower by S&P or non-rated (such Municipal Obligations are hereinafter referred to as "High Yield Securities") may comprise no more than 20% of the short-term Municipal Obligations that qualify as S&P Eligible Assets; (ii) the S&P Discount Factor for Receivables for Municipal Obligations Sold that are due in more than five Business Days from such Valuation Date will be the S&P Discount Factor applicable to the Municipal Obligations sold; (iii) no S&P Discount Factor will be applied to cash or to Receivables for Municipal Obligations Sold if such receivables are due within five Business Days of such Valuation Date; and (iv) except as set forth in clause (i) above, in the case of any Municipal Obligation that is not rated by S&P but qualifies as an S&P Eligible Asset pursuant to clause (iii) of that definition, such Municipal Obligation will be deemed to have an S&P rating one full rating category lower than the S&P rating category that is the equivalent of the rating category in which such Municipal Obligation is placed by a nationally recognized statistical rating organization. "Receivables for Municipal Obligations Sold," for purposes of calculating S&P Eligible Assets as of any Valuation Date, means the book value of receivables for Municipal Obligations sold as of or prior to such Valuation Date. The Fund may adopt S&P Discount Factors for Municipal Obligations other than Municipal Obligations provided that S&P advises the Fund in writing that such action will not adversely affect its then current rating on the FundNotes. For purposes of the foregoing, Anticipation Notes rated SP-1+ or, if not rated by S&P, equivalent to A-l+ or SP-1+ by another nationally recognized statistical rating organization, on a case by case basis, which do not mature or have a demand feature at par exercisable in 30 days and which do not have a long-term rating, shall be considered to be short-term Municipal Obligations.

         The S&P Discount Factor applied to cash, cash equivalents and demand deposits in an "A-l+" rated institution will be 100%. "A-1+" rated commercial paper, with maturities no greater then 30 calendar days and held instead of cash until maturity is valued at 100%. Securities with next-day maturities invested in "A-1+" rated institutions are considered cash equivalents and are valued at 100%. Securities maturing in 181 to 360 calendar days are valued at 114.2%.

         The S&P Discount Factor for shares of unrated affiliated Money Market Funds used as "sweep" vehicles will be 110%. Money Market Funds rated "AAAm" will be discounted at the appropriate level as dictated by the exposure period. No S&P Discount Factor will be applied to Money Market Funds rated AAAm by S&P with effective next day maturities.

         Receivables due within five business days of a valuation will be treated as cash and are valued at 100%.

         Receivables that are due in more than five business days of a valuation date qualify as a S&P's-eligible asset at a value no greater than the settlement price discounted at the applicable credit rating and/or exposure period discount factor.

         For purposes of determining the discount factors applicable to collateral not rated by S&P, the collateral will carry an S&P rating one full rating category lower than the equivalent S&P rating.

                  c. S&P ELIGIBLE ASSET" means:

                           (i) Deposit Securities;

                           (ii) U.S. Government Obligations and U.S. Government Agencies;

                           (iii) Corporate Indebtedness. Evidences of indebtedness other than Deposit Securities, U.S. Government Obligations and Municipal Obligations that are not convertible into or exchangeable or exercisable for stock of a corporation (except to the extent of ten percent (10%) in the case of a share exchange or tender offer) ("Other Debt") and that satisfy all of the following conditions:

                                    (A) no more than 10% of the Other Debt may
                  be unrated;

                                    (B) the remaining term to maturity of such
                  Other Debt shall not exceed thirty (30) years;

                                    (C) and such Other Debt must provide for
                  periodic interest payments in cash over the life of the security;

                                    (D) the issuer of such evidences of
                  indebtedness files periodic financial statements with the Commission; provided, however, non-rated evidences of such indebtedness or issuers of Other Debt may not constitute more than 10% of the Fund's Other Debt;

                           (iv) Convertible Corporate Indebtedness. Evidences of indebtedness other than Deposit Securities, U.S. Government Obligations and Municipal Obligations that are convertible into or exchangeable or exercisable for stock of a corporation and that satisfy all of the following conditions:

                                    (A) such evidence of indebtedness is rated
                  at least CCC by S&P ; and

                                    (B) if such evidence of indebtedness is
                  rated BBB or lower by S&P, the market capitalization of the issuer of such evidence of indebtedness is at least $100 million;

                           (v) Agency Mortgage Collateral. Certificates guaranteed by U.S. Government Agencies (as defined below) (e.g., FNMA, GNMA and FHLMC) for timely payment of interest and full and ultimate payment of principal. Agency Mortgage Collateral also evidence undivided interests in pools of level-payment, fixed, variable, or adjustable rate, fully amortizing loans that are secured by first liens on one- to four-family residences residential properties (or in the case of Plan B FHLMC certificates, five or more units primarily designed for residential use) ("Agency Mortgage Collateral"). Agency Mortgage Collateral the following conditions apply:

                                    (A) For GNMA certificates backed by pools of
                  graduated payment mortgages, levels are 20 points above established levels;

                                    (B) Qualifying "large pool" FNMA
                  mortgage-backed securities and FHLMC participation certificates are acceptable as eligible collateral. The eligible fixed-rate programs include FNMA MegaPools, FNMA Majors, FHLMC Multilender Swaps, and FHLMC Giant certificates. Eligible adjustable rate mortgage ("ARMs") programs include nonconvertible FNMA ARM MegaPools and FHLMC weighted average coupon ARM certificates. Eligible FHLMC Giant programs exclude interest-only and principal only stripped securities;

                                    (C) FNMA certificates backed by multifamily
                  ARMs pegged to the 11th District Cost of Funds Index are acceptable as eligible collateral at 5 points above established levels; and

                                    (D) Multiclass REMICs issued by FNMA and
                  FHLMC are acceptable as eligible collateral at the collateral levels established for CMOs.

                           (vi) Mortgage Pass-Through Certificates. Publicly issued instruments maintaining at least a AA- ratings by S&P. Certificates evidence proportional, undivided interests in pools of whole residential mortgage loans. Pass-through certificates backed by pools of convertible ARMs are acceptable as eligible collateral at 5 points above the levels established for pass-through certificates backed by fixed or non-convertible ARM pools.

                           (vii) Mortgage-backed Securities.

                                    (A) Mortgage Pass-through Certificates are
                  publicly issued instruments rated at least `AA-' by S&P. Pass-throughs backed by pools of convertible adjustable-rate mortgages (ARMs) are discounted at an additional five percentage points above the levels established for pass-throughs backed by fixed or nonconventional ARM pools.

                                    (B) Fixed-Rate and Adjustable-rate mortgage
                  collateral (conventional/FHA/VA and Whole Loans) Pool must consist of at least 100 loans each secured by single-family, one-unit, detached primary residence. 25% of the total pool may have an LTV greater than 80% but less than or equal to 90%. 10% may have an original LTV of no greater than 95%. Loans with LTV greater than 80% must have a `AA' rated primary mortgage insurance. 25% may have balances between $400,000 and $600,000, provided the maximum size of any loan is appropriate with respect to the market area of the originator. 10% of the pool may represent condominiums that are four stories or less. High LTVs, high loan balance, and condominiums, in aggregate, should not exceed 35% of the pool.

                                    (C) FHAA-Insured Multifamily Loans must have
                  a minimum principal balance of $100,000 and have at least a one-year remaining maturity. The aggregate market value of any one loan may not exceed 5% of the aggregate market value of the portfolio. Such loans should be initially included in minimum blocks of $5 million. Project loans must have at least a 90% occupancy rate at the time the loan is pledged. After 90 days defaulted mortgage loans must be valued at zero. A loan in default should be liquidated or substituted within a 90-day period.

                                    (D) Collateralized Mortgage Obligations
                  tranches are publicly issued instruments rated `AAA' by S&P. No more than 25% of the total market value of collateral may be from one private sector issuer.

                           (viii) Rule 144A Securities;

                           (ix) Senior Loans, provided, however, that the initial issue amount (facility size) is at least $100 million. The minimum accepted holding size (notional amount) of any given loan not rated by S&P, Moody's or other nationally recognized rating agency is at least $1 million, provided, that participation loans are limited to not more than 10% of the aggregate value of the S&P Eligible Asset. For loans rated by S&P, Moody's or other nationally recognized rating agency, there is no minimum accepted holding size. Senior Loan Participations and non-Senior Loans will qualify as S&P Eligible Assets only up to an aggregate maximum of 15% of the Fund's total assets. These levels apply to U.S. lenders only; any international loans are excluded.

                           (x) Preferred stocks that satisfy all of the following conditions:

                                    1. The preferred stock issue has a senior
                           rating from S&P, or the preferred issue must be rated. In the case of Yankee preferred stock, the issuer should have an S&P senior rating of at least `BBB-, or the preferred issue must be rated at least BBB-.

                                    2. The issuer -- or if the issuer is a
                           special purpose corporation, its parent -- is listed on either the New York Stock Exchange, the American Stock Exchange or NASDAQ if the traded par amount is less than $1,000. If the traded par amount is $1,000 or more exchange listing is not required.

                                    3. The collateral pays cash dividends
                           denominated in U.S. dollars.

                                    4. Private placements under Rule 144A with
                           registration rights are eligible assets.

                                    5. The minimum market capitalization of
                           eligible issuers is $100 million.

                                    Restrictions for floating-rate preferred
                           stock:

                                    1. Holdings must be limited to preferred
                           stock with a dividend period of less than or equal to 49 days, except for a new issue, where the first dividend period may be up to 64 days.

                                    2. The floating-rate preferred stock may not
                           have been subject to a failed auction.

                                    Restrictions for adjustable -- or
                           auction-rate preferred stock:

                                    1. The total fair market value of
                           adjustable-rate preferred stock held in the portfolio may not exceed 10% of eligible assets.

                                    Concentration Limits:

                                    1. Total issuer exposure in preferred stock
                           of any one issuer is limited to 10% of the fair market value of eligible assets.

                                    2. Preferred stock rated below B- (including
                           non-rated preferred stock) are limited to no more than 15% of the fair market value of the eligible assets.

                                    3. Add 5 points to over-collateralization
                           level for issuers with a senior rating or preferred stock rating of less than BBB-.

                                    4. Add 10 point to over-collateralization
                           level of issuers with no senior rating, preferred stock rating or dividend history.

                           (xi) Common Stocks. Common stocks that satisfy all of the following conditions:

                                    1. The issuer can hold no more than the
                           average monthly trading volume over the past year.

                                    2. Each stock must have a minimum market
                           capitalization of at least $100 million.

                                    3. Master limited partnerships or limited
                           liability partnerships are ineligible.

                                    4. Restricted stocks (144A securities) or
                           any pink sheet stocks (generally, stocks that are not carried in daily over-the-counter newspaper listings) are ineligible.

                                    5. The issuer may not hold any equity unless
                           it has been listed on an exchange or traded for more than one year and one quarter, or 15 months (eligible stock exchanges are the New York Stock Exchange, American Stock Exchange, Philadelphia Stock Exchange, Boston Stock Exchange, Washington Stock Exchange, Midwest Stock Exchange, NASDAQ, and National Market Quotations).

                                    6. The collateral is owned by the Fund, or
                           the trustee or collateral agent has a first perfected priority security interest in the collateral. (For S&P's perfection of Security Interest Criteria, see Legal Criteria For Structured Finance Transactions, April 2002).

         Note:
         Add 20 percentage points to the overcollateralization level for common stock that do not meet the requirement of item number 5 above.

                           (xii) Municipal Obligations. A Municipal Obligation owned by the Fund that (i) is interest bearing and pays interest at least semi-annually; (ii) is payable with respect to principal and interest in U.S. Dollars; (iii) has an original issuance size of $10 million or greater and any securities with an issuance size of under $10 million must be rated `AA' or better by S&P; or, if not rated by S&P but rated AAA by another nationally recognized statistical rating organization, on a case by case basis; (iv) except for Inverse Floaters, is not part of a private placement of Municipal Obligations;
         (v) is issued by any of the 50 states of the U.S., its territories, and their subdivisions, counties, cities, towns, villages, and school districts; by agencies such as authorities and special districts created by the states; and by certain federally sponsored agencies such as local housing authorities. Payments made on these bonds are exempt from federal income taxes and are generally exempt from state and local taxes in the state of issuance; and (vi) Fifty percent of the aggregate fair market value of the pledged pool may be rated by a nationally recognized statistical rating organization other than S&P. Notwithstanding the foregoing limitations:

                                    (A) Municipal Obligations (excluding
                  Escrowed Bonds) of any one issuer or guarantor (excluding bond insurers) rated at least "BBB" by S&P or "A" by another NRSRO shall be considered S&P Eligible Assets only to the extent the Market Value of such Municipal Obligations (including short-term Municipal Obligations) does not exceed 10% of the aggregate Market Value of S&P Eligible Assets, provided that either (i) 2% is added to the S&P Discount Factor for every 1% by which the Market Value for any issuer exceeds 5%, up to a maximum of 10% or (ii) 10% is added to the S&P Discount Factor for any issuer that exceeds 5% of the aggregate S&P Eligible Assets. High Yield Securities (as defined below) of any one issuer shall be considered S&P Eligible

                  Assets only to the extent the Market Value of such Municipal Obligations does not exceed 5% of the aggregate Market Value of S&P Eligible Assets;

                                    (B) Municipal Obligations not rated by S&P
                  shall be considered S&P Eligible Assets only to the extent the Market Value of such Municipal Obligations does not exceed 50% of the aggregate Market Value of S&P Eligible Assets; provided, however, that High Yield Securities (as defined below) shall be considered S&P Eligible Assets only to the extent the Market Value of such Municipal Obligations does not exceed 20% of the aggregate Market Value of S&P Eligible Assets; and

                                    (C) Municipal Obligations issued by issuers
                  in any one state or territory will be considered S&P Eligible Assets only to the extent the Market Value of such Municipal Obligations does not exceed 25% of the aggregate Market Value of S&P Eligible Assets; or

                           (xiii) Asset Backed Securities. Receivables-backed tranches are publicly issued with a rating of "AA" or higher by S&P, tranches are current interest-bearing, fixed- or floating-rate, and are backed by automobile loans or credit card (fixed-rate only) receivables with an original issuance size of at least $200 million. No more than 25% of the total market value of the collateral can be from one private sector issuer. With respect to floating-rate credit card receivables, not more than 25% of the collateral may be from one investment-grade private sector issuer. No more than 10% of the market value of the collateral may be from one noninvestment-grade private sector issuer.

                           Escrow Bonds may comprise 100% of the Fund's S&P Eligible Assets. Bonds that are legally defeased and secured by direct U.S. government obligations are not required to meet any minimum issuance size requirement. Bonds that are economically defeased or secured by other U.S. agency paper must meet the minimum issuance size requirement for the Fund described above. Bonds initially rated or rerated as an escrow bond by another NRSRO are limited to 50% of the Fund's S&P Eligible Assets, and carry one full rating lower than the equivalent S&P rating for purposes of determining the applicable discount factors. Bonds economically defeased and either initially rated or rerated by S&P or another NRSRO are assigned that same rating level as its debt issuer, and will remain in its original industry category.

                           The Fund's portfolio must consist of no less than 20 issues representing no less than 10 industries as determined by the S&P Global Industry Classification System.

                  f. "S&P EXPOSURE PERIOD" means the sum of (i) that number of days from the last Valuation Date on which the Fund's Discounted Value of S&P Eligible Assets were greater than the FundNotes Basic Maintenance Amount to the Valuation Date on which the Fund's Discounted Value of S&P Eligible Assets failed to exceed the FundNotes Basic Maintenance Amount, (ii) the maximum number of days following a Valuation Date that the Fund has under this Statement to cure any failure to maintain a Discounted Value of S&P Eligible Assets at least equal to the FundNotes Basic Maintenance Amount, and (iii) the maximum number of days the Fund has to effect a mandatory redemption under this Statement.

                  g. "S&P HEDGING TRANSACTIONS" means the purchases or sales of futures contracts based on the Municipal Index or Treasury Bonds, the writings, purchases or sales of put and call options on such contracts, purchases of interest rate locks, interest rate caps, interest rate floors, interest rate collars, and entering into interest rate swaps. For so long as any FundNotes are rated by S&P, the Fund will not purchase or sell futures contracts, write, purchase or sell options on futures contracts or write put options (except covered put options) or call options (except covered call options) on portfolio securities unless it receives written confirmation from S&P that engaging in such transactions will not impair the ratings then assigned to the FundNotes by S&P except that the Fund may engage in S&P Hedging Transactions, subject to the following limitations.

                           (i) the Fund will not engage in any S&P Hedging Transaction based on the Municipal Index (other than Closing Transactions), which would cause the Fund at the time of such transaction to own or have sold the least of (A) more than 1,000 outstanding futures contracts based on the Municipal Index, (B) outstanding futures contracts based on the Municipal Index exceeding in number 50% of the quotient of the Market Value of the Fund's total assets divided by $1,000 or (C) outstanding futures contracts based on the Municipal Index exceeding in number 10% of the average number of daily traded futures contracts based on the Municipal Index in the 30 days preceding the time of effecting such transaction as reported by The Wall Street Journal;

                           (ii) the Fund will not engage in any S&P Hedging Transaction based on Treasury Bonds (other than Closing Transactions) which would cause the Fund at the time of such transaction to own or have sold the lesser of (A) outstanding futures contracts based on Treasury Bonds and on the Municipal Index exceeding in number 50% of the quotient of the Market Value of the Fund's total assets divided by $100,000 ($200,000 in the case of the two-year United States Treasury
         Note) or (B) outstanding futures contracts based on Treasury Bonds exceeding in number 10% of the average number of daily traded futures contracts based on Treasury Bonds in the 30 days preceding the time of effecting such transaction as reported by The Wall Street Journal;

                           (iii) the Fund will engage in Closing Transactions to close out any outstanding futures contract which the Fund owns or has sold or any outstanding option thereon owned by the Fund in the event
         (A) the Fund does not have S&P Eligible Assets with an aggregate Discounted Value equal to or greater than the FundNotes Basic Maintenance Amount on two consecutive Valuation Dates and (B) the Fund is required to pay variation margin on the second such Valuation Date;

                           (iv) the Fund will engage in a Closing Transaction to close out any outstanding futures contract or option thereon in the month prior to the delivery month under the terms of such futures contract or option thereon unless the Fund holds the securities deliverable under such terms; and

                           (v) when the Fund writes a futures contract or option thereon, it will either (A) maintain an amount of cash, cash equivalents or high grade (rated A or better by S&P), fixed-income securities in a segregated account with the Fund's custodian, so that the amount so segregated plus the amount of initial margin and variation margin held in the account of or on behalf of the Fund's broker with respect to such futures contract or option equals the Market Value of the futures contract or option, or, (B) in the event the Fund writes a futures contract or option thereon which requires delivery of an underlying security, hold such underlying security in its portfolio.

                           For purposes of determining whether the Fund has S&P Eligible Assets with a Discounted Value that equals or exceeds the FundNotes Basic Maintenance Amount, the Discounted Value of cash or securities held for the payment of initial margin or variation margin shall be zero and the aggregate Discounted Value of S&P Eligible Assets shall be reduced by an amount equal to (i) 30% of the aggregate settlement value, as marked-to-market, of any outstanding futures contracts based on the Municipal Index which are owned by the Fund, plus (ii) 25% of the aggregate settlement value, as marked to market, of any outstanding futures contracts based on Treasury Bonds which contracts are owned by the Fund.

                           The Fund will only enter into interest rate swaps subject to the following conditions:

                                    1. The counterparty to the swap transaction
                           has a short-term rating of "A-l" or equivalent by S&P, or, if the counterparty does not have a short-term rating, the counterparty's senior unsecured long-term debt rating is "A+," or equivalent by S&P, or higher.

                                    2. The original aggregate notional amount of
                           the interest rate swap transaction or transactions is not to be greater than the liquidation preference of the FundNotes.

                                    3. The interest rate swap transaction will
                           be marked-to-market weekly by the swap counterparty.

                                    4. If the Fund fails to maintain an
                           aggregate discounted value at least equal to the FundNotes Basic Maintenance Amount on two consecutive valuation dates then the agreement shall terminate immediately.

                                    5. For the purpose of calculating the
                           FundNotes Basic Maintenance Amount: (i) 90% of any positive mark-to-market valuation of the Fund's rights will be S&P Eligible Assets and 100% of any negative mark-to-market valuation of the Fund's rights will be included in the calculation of the basic maintenance amount.

                                    6. The Fund must maintain liquid assets with
                           an aggregate value at least equal to the net amount of the excess, if any, of the Fund's obligations over its entitlement with respect to each swap. For caps/floors, the Fund must maintain liquid assets with an aggregate a value at least equal to the Fund's obligations with respect to such caps or floors.

                  (a) "S&P INDUSTRY CLASSIFICATIONS" means for the purpose of determining S&P Eligible Assets, each of the following industry classifications (as defined by the S&P Global Industry Classification System):

Aerospace & Defense                                        Industrial Conglomerates
Air Freight and Logistics Airlines                         Insurance
Automobiles                                                Internet & Catalog Retail
Automobile Components                                      Internet Software & Services
Beverages                                                  IT Services
Biotechnology                                              Leisure Equipment & Products
Building Products                                          Machinery
Cable                                                      Marine
Capital Markets                                            Media
Computers & Peripherals                                    Metals & Mining
Commercial Banks                                           Office Electronics
Commercial Services & Supplies                             Oil & Gas
Communications Equipment                                   Packaging and Containers
Construction & Engineering                                 Paper & Forest Products
Consumer Finance                                           Personal Products
Containing & Packaging                                     Pharmaceuticals
Distributors                                               Real Estate
Diversified Financial Services                             Retail
Diversified Telecommunication Services                     Road & Rail
Electric Utilities                                         Software
Electrical Equipment                                       Specialty Retail
Electronic Equipment & Instrument                          Semiconducters and Semi Conducter
Energy Equipment & Services                                Equipment
Food & Staples Retailing                                   Textiles, Apparel and Luxury Goods
Food Products                                              Thrift & Mortgage Finance
Gas Utilities                                              Tobacco
Healthcare Equipment & Supplies                            Trading Companies & Distributors
Healthcare Providers & Services                            Transportation and Infrastructure
Hotels, Restaurants & Leisure                              Transportation Utilities
Household Durables                                         Water Utilities
Household Products                                         Wireless Telecommunication Services

                  The Fund will use its discretion in determining which industry classification is applicable to a particular investment in consultation with its independent auditors and S&P, to the extent the Fund considers necessary.

                  h. "S&P REAL ESTATE INDUSTRY/PROPERTY SECTOR CLASSIFICATION" means, for the purposes of determining S&P Eligible Assets, each of the following industry classifications (as defined by NAREIT):

Office                                      Shopping Centers Industrial
Regional Malls
Mixed                                       Free Standing
Apartments                                  Home Financing
Manufactured Homes                          Commercial Financing Diversified
Self Storage

                                    Specialty
Lodging/Resorts
Health Care

                  The Fund will use its discretion in determining which NAREIT Industry Classification is applicable to a particular investment, and, will consult with the independent auditor and/or S&P, as necessary.

                  i. "S&P LOAN CATEGORY" means the following four categories (and, for purposes of this categorization, the Market Value of an S&P Eligible Asset trading at par is equal to $1.00):

                           (i) "S&P Loan Category A" means Performing Senior Loans which have a Market Value greater than $0.90;

                           (ii) "S&P Loan Category B" means Performing Senior Loans which have a Market Value greater than or equal to $0.85 but equal to or less than $0.90;

                           (iii) "S&P Loan Category C" means non-Performing Senior Loans which have a Market Value greater than $0.85;

                           (iv) "S&P Loan Category D" means:

                                    Performing Senior Loans which have a Market
                           Value less than $.85; and

                                    Non-Performing Senior Loans which have a
                           Market Value less than or equal to $.85.

                           (v) "Performing" means that no default as to the payment of principal or interest has occurred and is continuing.

                  j. "SENIOR LOAN" means any secured Bank Loan that is not subordinated by its terms to any other indebtedness of the borrower.

                  k. "SENIOR LOAN PARTICIPATIONS" means participations by the Fund in a lender's portion of a Bank Loan where the Fund has a contractual relationship with such lender and not the borrower.

                  l. "U.S. GOVERNMENT SECURITIES" mean securities that are direct obligations of, and obligations the timely payment of principal and interest on which is fully guaranteed by, the United States of America or any agency or instrumentality of the United States of America, the obligations of which are backed by the full faith and credit of the United States of America and in the form of conventional bills, bonds and notes.

                  m. "U.S. TREASURY SECURITIES" means direct obligations of the United States Treasury that are entitled to the full faith and credit of the United States.

                  n. "U.S. TREASURY STRIPS" means securities based on U.S. Treasury Securities created through the Separate Trading of Registered Interest and Principal of Securities program.